Exhibit 99.1

Medical Imaging Corp., Announces Streamlined Operations, Focus on Profit & Growth

LAS VEGAS, NV / ACCESSWIRE / May 7, 2018 / Medical Imaging Corp. (OTC PINK: MEDD)

Medical Imaging Corp, announced today that effective May 1, 2018 all three of its Florida centers were permanently closed. The Florida centers were generating large losses and it was determined that divesting the assets of these centers was the best direction for the company and its shareholders. By closing the money losing centers, the company is improving its cash flow and consolidating its resources.

Medical Imaging will now focus on the continued growth of Schuylkill Medical Imaging, located in PA, and Custom Teleradiology Services, located in Canada. These two operating companies have shown yearly growth in terms of revenue, increased scan volume, read volume and new clients in their respective markets.

“Closing the Florida centers was a necessary decision that will allow us to focus on our profitable and growing locations.” Said Mitchell Geisler, CEO. “We believe we will have a leaner but more profitable company that will allow us to drive our resources for further organic growth as well as future acquisitions.”

About Medical Imaging Corp.

Medical Imaging Corp. (''MEDD'') is a provider of comprehensive medical imaging services to patients and client hospitals in the United States and Canada through its Diagnostic Imaging Center and its Teleradiology Services. For more information, please contact us at 887-331-3444 or visit www.medimagingcorp.com.

Forward-Looking Statements

Certain information set forth in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control Medical Imaging Corp. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management beliefs and certain assumptions made by our management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

For additional information, please contact:

Investor Relations
Medical Imaging Corp.
Phone: 877-334-3444 | Email: ir@medimagingcorp.com